EXHIBIT 99.1

NEWS RELEASE
CONTACT:
Janine Orf
(314) 275-3680
FOR IMMEDIATE RELEASE
PATRIOT COAL ANNOUNCES RESULTS
FOR THE QUARTER ENDED JUNE 30, 2009
Highlights:
•	EBITDA increases to $30.9 million; 41 percent improvement over prior quarter

•	Key metallurgical and legacy contracts restructured

•	Federal longwall running well

•	Panther longwall move and equipment upgrade underway

•	Operating costs per ton decrease $1.35 compared to first quarter

•	Liquidity exceeds $215 million
          ST. LOUIS, July 28 — Patriot Coal Corporation (NYSE: PCX) today reported its financial results for the quarter ended June 30, 2009. The Company reported revenues of $507.0 million, EBITDA of $30.9 million, net income of $31.4 million and diluted earnings per share of $0.39 for the 2009 second quarter. EBITDA for the 2009 second quarter improved 41 percent, or $9.1 million over the 2009 first quarter amount. For the first half of 2009, Patriot reported revenues of $1.0 billion, EBITDA of $52.8 million, net income of $63.5 million, and diluted earnings per share of $0.80.
          Operating costs and expenses in the second quarter and first half of 2009 were reduced by $61.7 million and $138.5 million, respectively, for accretion related to shipments on below-market sales and purchase contracts obtained in the Magnum Coal acquisition in July 2008.
          “During the quarter, Patriot made significant progress restructuring metallurgical and thermal customer contracts. In particular, we restructured an agreement with an important metallurgical coal customer that resulted in a cash payment for reduced shipments. As part of our previously-announced Management Action Plan, we also renegotiated two below-market thermal contracts, improving EBITDA per ton for future shipments,” said Patriot Chief Executive Officer Richard M. Whiting.
          “Against the backdrop of soft demand and high inventory levels for thermal coal, as well as ongoing surface mining permit delays, we continue to evaluate various operating scenarios in order to quickly respond to challenges and opportunities as they arise,” continued Whiting. “Our operating team has responded to the challenges of an extremely depressed coal market in the first half by improving productivity and reducing costs. We continue to refine our operating plans to match the demand for our products, and successful execution against these plans will serve us well as markets return.”
          Commenting on operating costs for the quarter, Patriot Senior Vice President and Chief Financial Officer Mark N. Schroeder noted, “Our cost per ton in the Appalachia segment was $1.98 lower than in the 2009 first quarter. Although a portion of this decrease was driven by fewer metallurgical tons in our total mix, I am encouraged by the progress our operations have made on cost initiatives. And, the cost per ton improvement came about as we absorbed costs relating to the suspension and closure of mines, as well as reduced work schedules at certain ongoing operations.”
Financial Overview
          “The Federal mine, producing nearly one million tons each quarter in 2009, is back to its normalized level,” added Schroeder. “At the Panther mine, production improved 10 percent compared to first quarter, but is still short of normalized levels. Panther is currently in a longwall move, and importantly, we are upgrading significant components of the longwall mining equipment. We expect productivity and reliability to improve at Panther in future quarters with this new and refurbished equipment, coupled with changes in the mine plan to bypass difficult geologic areas.”
          Tons sold in the second quarter included 7.3 million tons of thermal and 1.0 million tons of metallurgical coal, compared to 7.1 million and 1.4 million tons of thermal and metallurgical coal, respectively, in the 2009 first quarter. Metallurgical volumes were negatively impacted by customer deferrals. During the quarter, the Company successfully restructured a metallurgical coal contract and received payment to compensate for shortfalls in contracted shipments in the first half of 2009, primarily in the second quarter.
          Total sales of 8.3 million tons in the 2009 second quarter represented an increase of 2.4 million tons from the prior year, largely a result of Central Appalachia thermal coal sales from the acquired Magnum mines. For the first half of 2009, shipments of 16.7 million tons represented an increase of 5.8 million from the prior year, also largely driven by the Magnum acquisition.
          Revenues in the 2009 second quarter were $507.0 million, a decrease of $21.9 million from the 2009 first quarter. Revenues in the Appalachia Mining Operations segment were down $38.4 million compared to the 2009 first quarter, primarily due to the lower metallurgical volumes. Revenues in the Illinois Basin segment of $70.0 million were in-line with first quarter revenues of $69.4 million.
          Revenues in the 2009 second quarter increased $167.3 million over the prior year amount, primarily due to the addition of the Magnum results, partially offset by lower metallurgical coal sales. Revenues for the first half of 2009 compared to 2008 increased $411.9 million, primarily due to the addition of the Magnum results, as well as higher average selling prices.
          EBITDA of $30.9 million in the 2009 second quarter grew by $9.1 million, compared to the 2009 first quarter. Higher EBITDA was driven by reduced costs, contract restructurings and a gain from a property transaction in which Patriot exchanged surface land for reserves contiguous to its Highland operation. EBITDA was $41.1 million in the year-ago quarter. EBITDA for the first six months of 2009 was $52.8 million, compared to $58.2 million for the first half of 2008.
Credit and Capital
          In June, the Company completed a public offering of 12 million shares of its common stock, netting proceeds of $89.1 million. A portion of the proceeds was used to repay the outstanding balance on the revolving credit facility.
          As of June 30, 2009, Patriot had no borrowings on its revolving credit facility, and a cash balance of $49.2 million. Letters of credit decreased slightly in the quarter to $332 million, leaving unused borrowing capacity of $168 million on its $500 million facility. Including the Company’s cash balance, Patriot had available liquidity of $217 million at June 30, 2009.
          Total debt was $204.8 million as of June 30, 2009, consisting mainly of the 3.25 percent convertible debt due in 2013. Capital expenditures totaled $15.8 million in the 2009 second quarter, as the Company continued to tightly control spending. Capital expenditures are expected to be less than $100 million for the full year, which is significantly lower than historical averages for the combined operations.
          “We started the quarter with minimal cash and $65 million in borrowings against our facility. We ended the quarter with almost $50 million of cash and no borrowings. In addition to the roughly $90 million generated from the equity offering, our operations generated about $20 million cash during the quarter,” continued Schroeder. “We expect cash from operations to continue to fund our 2009 capital expenditure needs.”
          Subsequent to June 30, the Company increased its revolving credit facility by $22.5 million, with two new financial institutions entering the syndication. The facility, which matures in October 2011, now totals $522.5 million. Concluded Schroeder, “We are delighted to welcome new institutions into our credit facility consortium, and appreciate their vote of confidence in Patriot’s future and the expectation of future improvement in coal markets.”
Safety
          Maintaining safe operations continues to be a top priority at Patriot. During the first half of the year, Patriot’s safety incidence rate improved to 3.49 per 200,000 hours worked. This compares to a safety incidence rate of 3.75 per 200,000 hours worked during 2008.
Market Overview
          Thermal coal markets remained challenging in the second quarter, as soft demand for electricity, low natural gas prices and high coal inventory levels set the tone. In the U.S., electricity generation for the quarter was down 4.8 percent, primarily due to reduced industrial demand. These factors contributed to a 7.0 percent reduction of thermal coal consumption at U.S. electric generation facilities during the quarter. Inventories at eastern facilities at the end of second quarter were approximately 31 million tons higher than a year ago. U.S. thermal coal spot pricing has remained relatively flat in the second quarter, at levels in some cases below the industry’s cost of production.
          Steel production in the U.S. increased 4.7 percent from the prior quarter, due to restocking and increased demand. Utilization of U.S. steel mills improved from 40 percent early in the second quarter to 49 percent by quarter-end. Global blast furnace iron production increased 7.0 percent from the prior quarter, driven by China, Russia, South Korea and India. As a result, domestic and global demand for metallurgical coal has stabilized, and steel producers are accepting more consistent deliveries of coal, with fewer deferrals.
          Coal production has continued to decrease in response to reduced demand and low spot prices. The Company now estimates 2009 U.S. production will be reduced by more than 100 million tons from 2008 levels. As the global economy improves, the Company expects metallurgical coal demand to rebound and thermal coal inventory levels to decline in the first half of 2010. As demand for electricity and steel returns to more normal volumes, the Company expects the global energy shortage, and specifically the coal shortage, to once again be very apparent.
Outlook
          For 2009, the Company anticipates sales volume in the range of 33.5 to 35.0 million tons, including 17.0 to 18.5 million tons for the July to December period. Full-year cost per ton is expected to be in the range of $55.00 to $58.00 for the Appalachian segment and $36.00 to $38.00 for the Illinois Basin segment. The Company will continue to balance production with demand in a disciplined manner, recognizing that permitted reserves of quality coals will provide a better return in future markets.
          Average selling prices of currently priced tons for the remainder of 2009 and 2010 are as follows:

	2009		2010
(tons in millions)	Tons	Price per ton	Tons	Price per ton
Appalachia — thermal	11.1	$57	16.6	$60
Illinois Basin — thermal	4.0	$38	6.8	$39
Appalachia — met	2.7	$101	1.7	$92

Total	17.8		25.1

          Amounts above reflect recent contract restructuring and shipment deferral arrangements. Unpriced volumes for 2010 will depend on the finalization of production plans, taking into account demand, pricing, cost structures and the availability of mining permits.
Conference Call
          Management will hold a conference call to discuss the first quarter results on July 28, 2009, at 10:00 a.m. Central Daylight Time. The conference call can be accessed by dialing 800-288-8961, or through the Patriot Coal website at www.patriotcoal.com. International callers can dial 612-288-0337 to access the conference call. A replay of the conference call will be available on the Company’s website and also by telephone, at 800-475-6701 for domestic callers or 320-365-3844 for international callers, access code 107914.

About Patriot Coal
Patriot Coal Corporation is the third largest producer and marketer of coal in the eastern United States, with 14 current mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal and power market conditions; availability and costs of credit; reductions of purchases or deferral of deliveries by major customers; customer performance and credit risks; the outcome of commercial negotiations involving sales contracts or other transactions; legislative and regulatory developments; risks associated with environmental laws and compliance; coal mining laws and regulations; economic strength and political stability of countries in which we serve customers; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; worldwide economic and political conditions; labor availability and relations; the Company’s ability to replace coal reserves; the effects of mergers, acquisitions and divestitures; our ability to respond to changing customer preferences; price volatility and demand, particularly in higher margin products; failure to comply with debt covenants; the outcome of pending or future litigation; weather patterns affecting energy demand; changes in postretirement benefit obligations; changes in contribution requirements to multi-employer benefit funds; and the availability and costs of competing energy resources. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.
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Condensed Consolidated Statements of Operations (Unaudited)
For the Three Months Ended June 30, 2009 and 2008 and March 31, 2009
(Dollars and tons in thousands, except per share data)

	Three Months Ended
	June 30,	March 31,	June 30,
	2009	2009	2008
Tons sold	8,269	8,458	5,861

Revenues
Sales	$485,049	$522,838	$328,469
Other revenues	21,947	6,098	11,211

Total revenues	506,996	528,936	339,680

Costs and expenses
Operating costs and expenses	407,008	417,401	295,447
Depreciation, depletion and amortization	50,357	54,979	20,905
Asset retirement obligation expense	7,611	6,451	3,259
Selling and administrative expenses	11,360	12,886	9,488
Net gain on disposal or exchange of assets	(4,031)	(30)	(6,336)

Operating profit	34,691	37,249	16,917
Interest expense	9,137	8,593	5,796
Interest income	(5,836)	(3,487)	(3,621)
Income tax provision	—	—	3,507

Net income	$31,390	$32,143	$11,235

Weighted average shares outstanding
Basic	79,940,308	77,906,152	53,512,286
Effect of dilutive securities	138,299	93,095	270,956

Diluted	80,078,607	77,999,247	53,783,242

Earnings per share, basic and diluted	$0.39	$0.41	$0.21

EBITDA	$30,938	$21,872	$41,081

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Statements of Operations (Unaudited)
For the Six Months Ended June 30, 2009 and 2008
(Dollars and tons in thousands, except per share data)

	Six Months Ended June 30,
	2009	2008
Tons sold	16,727	10,946

Revenues
Sales	$1,007,887	$607,570
Other revenues	28,045	16,444

Total revenues	1,035,932	624,014

Costs and expenses
Operating costs and expenses	824,409	554,565
Depreciation, depletion and amortization	105,336	39,515
Asset retirement obligation expense	14,062	6,675
Selling and administrative expenses	24,246	17,777
Net gain on disposal or exchange of assets	(4,061)	(6,530)

Operating profit	71,940	12,012
Interest expense	17,730	8,118
Interest income	(9,323)	(6,870)
Income tax provision	—	2,595

Net income	$63,533	$8,169

Weighted average shares outstanding
Basic	78,928,849	53,515,514
Effect of dilutive securities	150,417	273,665

Diluted	79,079,266	53,789,179

Earnings per share, basic and diluted	$0.80	$0.15

EBITDA	$52,810	$58,202

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
June 30, 2009 and December 31, 2008
(Dollars in thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)
Cash and cash equivalents	$49,204	$2,872
Receivables	177,877	163,556
Inventories	91,653	80,953
Below market purchase contracts acquired	3,645	8,543
Other current assets	24,798	12,529

Total current assets	347,177	268,453
Total non-current assets	3,382,928	3,353,867

Total assets	$3,730,105	$3,622,320

Current portion of debt	$7,981	$28,170
Accounts payable and accrued liabilities	434,103	413,790
Below market sales contracts acquired	221,990	324,407

Total current liabilities	664,074	766,367
Long-term debt, less current maturities	196,799	176,123
Below market sales contracts acquired, noncurrent	262,138	316,707
Other noncurrent liabilities	1,592,833	1,522,942

Total liabilities	2,715,844	2,782,139
Common stock, paid-in capital and retained earnings	1,111,141	952,462
Accumulated other comprehensive loss	(96,880)	(112,281)

Total stockholders’ equity	1,014,261	840,181

Total liabilities and stockholders’ equity	$3,730,105	$3,622,320

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Consolidated Statements of Cash Flow
For the Six Months Ended June 30, 2009 and 2008

	Six Months Ended June 30,
	2009	2008
Cash Flow from Operating Activities
Net Income	$63,533	$8,169
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	105,336	39,515
Accretion of below market contracts	(138,528)	—
Net gain on disposal or exchange of assets	(4,061)	(6,530)
Changes in working capital and other	(6,643)	(9,942)

Net cash provided by operating activities	19,637	31,212

Cash Flows from Investing Activities
Additions to property, plant, equipment and mine development	(34,819)	(33,422)
Additions to advance mining royalties	(7,081)	(3,130)
Investment in joint venture	—	(14,650)
Proceeds from disposal or exchange of assets, net of notes receivable	4,768	1,259
Other	131	—

Net cash used in investing activities	(37,001)	(49,943)

Cash Flows from Financing Activities
Proceeds from equity offering, net of costs	89,132	—
Short-term debt (payments) borrowings	(23,000)	20,000
Long-term debt payments	(3,103)	(927)
Convertible note proceeds	—	200,000
Restricted cash for Magnum acquisition	—	(193,100)
Deferred financing costs	—	(10,232)
Proceeds from employee stock purchases	667	—

Net cash provided by financing activities	63,696	15,741

Net increase (decrease) in cash and cash equivalents	46,332	(2,990)
Cash and cash equivalents at beginning of period	2,872	5,983

Cash and cash equivalents at end of period	$49,204	$2,993

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Three Months Ended June 30, 2009 and 2008 and March 31, 2009

	Three Months Ended
	June 30,	March 31,	June 30,
	2009	2009	2008
Tons Sold (In thousands)
Appalachia Mining Operations	6,498	6,639	3,723
Illinois Basin Mining Operations	1,771	1,819	2,138

Total	8,269	8,458	5,861

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$415,089	$453,456	$253,137
Illinois Basin Mining Operations	69,960	69,382	75,332
Appalachia Other	21,947	6,098	11,211

Total	$506,996	$528,936	$339,680

Revenues per Ton — Mining Operations
Appalachia	$63.88	$68.30	$67.99
Illinois Basin	39.50	38.14	35.23
Total	58.66	61.82	56.04

Operating Costs per Ton — Mining Operations (1)
Appalachia	$56.52	$58.50	$53.86
Illinois Basin	37.31	36.47	33.94
Total	52.41	53.76	46.60

Segment Adjusted EBITDA per Ton - Mining Operations
Appalachia	$7.36	$9.80	$14.13
Illinois Basin	2.19	1.67	1.29
Total	6.25	8.06	9.44

	Dollars in thousands

Past Mining Obligation Expense	$34,211	$37,800	$21,622

Capital Expenditures (Excludes Acquisitions)	15,777	19,042	21,392

(1)	Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, asset retirement obligations, depreciation, depletion and amortization and net sales contract accretion excluding back-to-back coal purchase and sales contracts.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Six Months Ended June 30, 2009 and 2008

	Six Months Ended June 30,
	2009	2008
Tons Sold (In thousands)
Appalachia Mining Operations	13,137	6,903
Illinois Basin Mining Operations	3,590	4,043

Total	16,727	10,946

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$868,545	$465,899
Illinois Basin Mining Operations	139,342	141,671
Appalachia Other	28,045	16,444

Total	$1,035,932	$624,014

Revenues per Ton — Mining Operations
Appalachia	$66.11	$67.49
Illinois Basin	38.81	35.04
Total	60.26	55.51

Operating Costs per Ton — Mining Operations (1)
Appalachia	$57.51	$54.47
Illinois Basin	36.88	33.04
Total	53.10	46.56

Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$8.60	$13.02
Illinois Basin	1.93	2.00
Total	7.16	8.95

	Dollars in thousands
Past Mining Obligation Expense	$72,011	$43,743

Capital Expenditures (Excludes Acquisitions)	34,819	33,422

(1)	Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, asset retirement obligations, depreciation, depletion and amortization and net sales contract accretion excluding back-to-back coal purchase and sales contracts.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Reconciliation of Net Income to EBITDA
For the Three and Six Months Ended June 30, 2009 and 2008 and the Three Months Ended March 31, 2009
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
Reconciliation of net income to EBITDA:	2009	2009	2008
Net income	$31,390	$32,143	$11,235
Depreciation, depletion and amortization	50,357	54,979	20,905
Sales contract accretion	(61,721)	(76,807)	—
Asset retirement obligation expense	7,611	6,451	3,259
Interest expense	9,137	8,593	5,796
Interest income	(5,836)	(3,487)	(3,621)
Income tax provision	—	—	3,507

EBITDA	$30,938	$21,872	$41,081

	Six Months Ended June 30,
Reconciliation of net income to EBITDA:	2009	2008
Net income	$63,533	$8,169
Depreciation, depletion and amortization	105,336	39,515
Sales contract accretion	(138,528)	—
Asset retirement obligation expense	14,062	6,675
Interest expense	17,730	8,118
Interest income	(9,323)	(6,870)
Income tax provision	—	2,595

EBITDA	$52,810	$58,202

EBITDA is defined as net income before deducting interest income and expense, income taxes, asset retirement obligation expense, depreciation, depletion and amortization and net sales contract accretion excluding back-to-back coal purchase and sales contracts. We have included information concerning EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies. The table above reflects the Company’s calculation of EBITDA.,
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.